Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: FD Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com
Exhibit 99.1

West Announces Third Quarter 2008 Results
- Adjusted Diluted EPS (1) of $0.37 -
- Expects Fourth Quarter Adjusted Diluted EPS (1) of $0.55 to $0.60 -
- Expects 2009 Sales Growth of 7% to 9%, Excluding Currency -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA November 4, 2008 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced results for the third quarter of 2008.  Reported diluted earnings per share of $0.40 included net after-tax income of $1.1 million, or $0.03 per diluted share, due to discrete tax benefits, net of contract settlement costs.

Consolidated Summary Results
	Three Months Ended September 30
($ millions, except per-share data )	2008	2007

Net Sales	$256.2	$242.7
Gross Profit	66.0	64.3
Reported Operating Profit	17.9	12.9
Adjusted Operating Profit (1)	19.7	21.5
Reported Diluted EPS from continuing operations	$0.40	$0.36
Adjusted Diluted EPS(1) from continuing operations	$0.37	$0.42

(1) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Sales grew despite the expected absence of revenue from several products, including components for certain anemia, or ESA, drugs, the discontinued Exubera inhalable insulin device, and certain disposable medical device components that the Company no longer produces. Together those products accounted for $14.1 million, or 5.8%, of sales, and contributed an estimated $0.10 in adjusted diluted EPS (1) in the 2007 period. Favorable currency translation and other net sales gains more than offset the effects of those sales declines, and consolidated net sales grew by 5.6% (3.9% due to currency) compared to the third quarter of 2007.

Sales price increases and other operating efficiencies contributed to a $1.7 million increase in gross profit. The consolidated gross profit margin was 25.7% in the quarter, or 0.8 percentage points lower than in the prior year quarter, due to the lower sales of higher-margin products, particularly ESA components and Exubera devices, and to raw material and other production cost increases, net of selling price increases. Adjusted operating profit (1) was $19.7 million, compared to $21.5 million in the third quarter of 2007, due to increased research and development and information systems spending, and higher stock-based compensation costs. These, together with higher net interest costs and a lower effective tax rate, contributed to quarterly adjusted diluted EPS(1) of $0.37, compared to $0.42 in the third quarter of 2007.

Executive Commentary

“We have delivered solid third quarter results in the face of known sales challenges, volatile commodity, currency and financial markets, and the seasonality that make this the least predictable quarter each year, underscoring the fundamental strength of our business and its diverse and stable product portfolio” said Donald E. Morel Jr., Ph.D., the Company’s Chairman and Chief Executive Officer. “Putting aside the expected product-specific sales issues, like ESA drugs, other sales grew by 8% excluding currency and we are recovering most of our rising costs with price increases and cost savings from lean operations initiatives.”

“Customer orders since the close of the quarter have been encouraging and we expect to deliver year-over-year sales and earnings growth in the fourth quarter, with full year sales now expected to be approximately $1.06 billion and adjusted diluted EPS(1) of  $2.38 to $2.43, or just below our earlier annual guidance,” said Dr. Morel. “For 2009, we expect sales to grow 7% to 9% on a constant currency exchange basis and expect to improve our gross margins on an improving mix, production efficiencies and as pricing catches up with our costs.”

“It is also important for our customers, employees and shareholders to know that West is financially sound and that we intend to manage conservatively going forward. We have a growing product portfolio that serves primarily non-discretionary pharmaceutical and medical applications,” said Dr. Morel.  “We have ample liquidity, with $102.5 million of cash on hand at quarter-end and $168 million of committed, available credit in reserve. We plan to generate operating cash flow that will provide the funding required for our ongoing expansion, our new product development programs, and our dividends. We foresee no need for additional capital or refinancing before 2011. The current economic uncertainty may persist for some time, but we believe the impact on West will be marginal and we are focused on achievable strategic and financial objectives to create value for our shareholders.”

Pharmaceutical Systems Segment

Pharmaceutical Systems segment sales were $190.5 million in the third quarter of 2008, or 9.6% higher than the $173.8 million reported in the prior-year quarter. Favorable foreign currency translation contributed $8.2 million, or 4.7 percentage points, of that growth, with 63% of sales recorded in currencies other than the US dollar, compared to 57% in the prior-year period.  Growing sales of traditional vial components, metal Flip-off® seals, and safety and reconstitution products more than compensated for declines in prefillable syringe components, which were affected by lower demand for ESA product packaging, and a customer’s inventory reductions for a high-value vaccine that was launched in 2007.  Sales of disposable medical device components were $0.8 million lower, as sales of other medical device components replaced most of the $3.2 million of third quarter 2007 sales of a diagnostic component that the Company ceased producing in 2007.

Gross profit of $56.2 million in the current quarter increased $1.0 million from the 2007 quarter, while gross margin declined 2.3 percentage points from the prior year period, to 29.5% of sales.  Lower margins were due to higher material, energy and production costs, which contributed a 3.2 percentage point margin decline, partially offset by sales price increases that added 1.6 margin points. A less profitable sales mix and currency translation accounted for the balance of the margin decline.

Reported Pharmaceutical Systems segment operating profit declined, from $25.9 million in the third quarter of 2007 to $23.1 million in the current period, as selling, general and administrative expense, or SG&A, and research spending increased by a combined $4.3 million ($1.2 million was due to currency translation). Increased SG&A costs included $1.2 million of compensation, primarily for sales and information technology personnel added since 2007, and $0.7 million of depreciation of new information technology systems.

Tech Group Segment

Tech Group segment sales were $68.3 million in the third quarter, $3.1 million or 4.4% lower than the third quarter of 2007.  The prior-year quarter included $7.3 million of sales of the now discontinued Exubera device and $3.7 million of packaging for an OTC product, while the current quarter includes no sales of those products.  Substantially offsetting those declines were increases of $3.8 million from blood filter products, primarily at the Tech Group’s Michigan and Puerto Rico facilities, $3.3 million from insulin pens and components, $2.0 million from juice and dairy carton closures, and $1.2 million of currency translation.

Gross profit was $9.8 million in the third quarter, compared to $9.1 million in the prior-year quarter, as gross margin improved to 14.4% from 12.7%.  The margin improvements came as a result of efficiencies associated with the higher throughput at the new Michigan facility and lower costs resulting from the 2007 restructuring plan.

As a result of the improved gross profit and lower SG&A costs, Tech Group segment operating profit improved to $5.1 million in the current quarter, compared to $2.9 million in the prior-year period.  SG&A spending was $1.0 million lower than in the prior-year quarter due primarily to benefits of the ongoing restructuring program, which began in the fourth quarter of 2007 and which contributed to $0.5 million in reduced compensation costs and $0.2 million in lower intangible asset amortization.

Corporate and Other

Unallocated corporate general and administrative costs declined by $1.0 million in the quarter, to $3.9 million, compared to the 2007 period as a result of lower compensation costs under annual performance-based incentive plans that are linked to current year results. However, stock-based compensation costs increased $2.1 million, to $3.1 million, when compared to the third quarter of 2007, due primarily to the increase in the Company’s share price during the 2008 quarter, compared to a share price decline during the same period last year.

Net interest expense of $3.9 million was $1.9 million higher than in the prior-year quarter, primarily as a result of lower cash investment balances and lower market yields on invested cash. The Company’s effective tax rate on adjusted earnings(1) was 23.3%, based on a revised expected annual effective tax rate of 26.1% for 2008.  These are non-GAAP rates determined by excluding the separately measured tax effects of restructuring costs, a contract settlement with Nektar Therapeutics, and discrete tax benefits recognized during 2008. The comparable quarterly and expected annual non-GAAP effective rates in the prior year quarter were 28.5% and 29.1%, respectively.  The 3.0 percentage point decline in the expected annual effective rate is primarily due to lower statutory and concessionary tax rates on income of certain of the Company’s international operations and the now anticipated geographic mix of earnings.

Restructuring and Other Items

West announced an operational restructuring plan for the Tech Group segment during the fourth quarter of 2007.  Pre-tax charges of $2.5 million have been incurred through the first three quarters of 2008. Including those costs, the Company now estimates that it will incur between $3.0 million and $4.0 million of plan costs in 2008 and through the first half of 2009, a $1 million reduction from its most recent earlier estimate.

A first-quarter 2008 settlement agreement with Nektar Therapeutics provided for the reimbursement of the Company’s costs of maintaining and converting the Exubera device production facility and related tangible investments.  The Company received the final payment under that contract in the second quarter of 2008, recognizing a cumulative pre-tax gain of $7.9 million through the second quarter. The pre-tax cost of converting the facility was then estimated to be $3.5 million.  Of that amount, $1.8 million, or $0.03 per diluted share, was incurred in the third quarter of 2008, reducing the cumulative settlement gain to $6.1 million, or $0.11 per diluted share.  The balance of conversion costs will be incurred in the fourth quarter of 2008, further reducing the cumulative settlement gain.

During the third quarter of 2008, the Company reduced certain prior-year tax contingency reserves for which the statutory adjustment periods have lapsed, recognizing income of $2.2 million, or $0.06 per diluted share. In the third quarter of 2007, the Company recognized net after-tax charges of $2.3 million, or $0.06 per diluted share, primarily for recognizing tax charges, penalties and interest for prior years in Brazil, net of other discrete tax benefits.

Financial Guidance

Consolidated sales guidance has been lowered, primarily due to currency translation and to reflect the current quarterly results, to $1.06 billion from $1.08 billion, with Pharmaceutical Systems segment revenue guidance reduced to a range of $800 to $810 million from $825 to $835 million.  Consolidated gross profit margin guidance has been reduced slightly to 29.0% from 29.1%.  Additionally, adjusted diluted EPS (1) guidance has been reduced to a range of $2.38 to $2.43 from $2.40 to $2.50. For the full-year 2008, West’s financial guidance, at assumed exchange rates (3), is summarized as follows:

2008 Guidance
Consolidated Sales(3)	$ 1,060 million
Pharmaceutical Systems Revenue(3)	$ 800 to $ 810 million
Tech Group Revenue (includes $12 million of inter-company sales)(3)	$ 260 to $ 270 million
Consolidated Gross Profit Margin	29.0%
Full Year Adjusted Diluted EPS(1)(2)(3)	$2.38 to $ 2.43
Fourth Quarter Adjusted Diluted EPS(1)(2)(3)	$0.55 to $ 0.60

(1) (2) (3) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. Assumes translation of $1.40 to  €1(Euro).

The Company expects 2009 sales revenues to grow in the range of 5% to 7% (7% to 9% at constant currency exchange rates) and gross margin to improve on the 2008 estimate of 29%. The Company plans to update and provide more detailed 2009 guidance when it announces results for the fourth quarter of 2008 in February, 2009.

Third-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Standard Time today. To participate on the call, please dial (888)790-3758 or (210) 839-8398. The passcode is WST.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investor” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available through Tuesday, November 18, 2008, by dialing (800) 879-1572 or (402) 220-4706 and entering conference ID# 1260785.

Exubera® is a registered trademark of Pfizer, Inc

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
Net sales	$256.2	100%	$242.7	100%	$806.3	100%	$764.0	100%
Cost of goods sold	190.2	74	178.4	74	573.3	71	542.7	71
Gross profit	66.0	26	64.3	26	233.0	29	221.3	29
Research and development	4.6	2	4.1	2	14.8	2	11.5	2
Selling, general and administrative expenses	41.5	16	37.7	15	122.5	15	112.8	15
Restructuring and other items	1.8	1	8.6	4	(3.6)	-	8.6	1
Other expense, net	0.2	-	1.0	-	0.8	-	1.1	-
Operating profit	17.9	7	12.9	5	98.5	12	87.3	11
Interest expense, net	3.9	2	2.0	-	10.5	1	5.9	1
Income before income taxes and minority interests	14.0	5	10.9	5	88.0	11	81.4	10
Provision for income taxes	0.8	-	(0.8)	-	20.0	3	17.4	2
Minority interests	0.2	-	0.1	-	0.5	-	0.3	-
Income from consolidated operations	13.0	5%	11.6	5%	67.5	8%	63.7	8%
Equity in net income of affiliated companies	0.3		0.6		0.8		1.5
Income from continuing operations	13.3		12.2		68.3		65.2
Discontinued operations, net of tax	-		-		-		(0.5)
Net income	$13.3		$12.2		$68.3		$64.7

Net income per share:
Basic:
Continuing operations	$0.41		$0.37		$2.11		$1.98
Discontinued operations	-		-		-		(0.01)
	$0.41		$0.37		$2.11		$1.97
Assuming dilution:
Continuing operations	$0.40		$0.36		$1.98		$1.86
Discontinued operations	-		-		-		(0.01)
	$0.40		$0.36		$1.98		$1.85
Average common shares outstanding	32.5		32.7		32.4		32.8
Average shares assuming dilution	36.2		36.8		36.1		36.2

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net Sales:	2008	2007	2008	2007
Pharmaceutical Systems	$190.5	$173.8	$610.6	$554.5
Tech Group	68.3	71.4	204.3	218.1
Eliminations	(2.6)	(2.5)	(8.6)	(8.6)
Consolidated Total	$256.2	$242.7	$806.3	$764.0

Operating Profit (Loss):
Pharmaceutical Systems	$23.1	$25.9	$107.0	$110.4
Tech Group	5.1	2.9	13.5	9.1
U.S. pension expense	(1.5)	(1.4)	(4.5)	(4.5)
Stock-based compensation expense	(3.1)	(1.0)	(7.1)	(3.4)
General corporate costs	(3.9)	(4.9)	(14.0)	(15.7)
Restructuring and other items	(1.8)	(8.6)	3.6	(8.6)
Consolidated Total	$17.9	$12.9	$98.5	$87.3

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2008
(in millions, except per share data)

	As Reported September 30, 2008	Contract settlement costs(income)	Tax Benefits	Non-GAAP September 30, 2008
Operating profit	$17.9	$1.8	$-	$19.7
Interest expense, net	3.9	-	-	3.9
Income before income taxes and minority interests	14.0	1.8	-	15.8
Income tax expense	0.8	0.7	2.2	3.7
Minority interests	0.2	-	-	0.2
Income from consolidated operations	13.0	1.1	(2.2)	11.9
Equity in net income of affiliated companies	0.3	-	-	0.3
Income from continuing operations	$13.3	$1.1	$(2.2)	$12.2

Net income per diluted share:
Continuing operations	$0.40	$0.03	$(0.06)	$0.37

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2008
(in millions, except per share data)

	As Reported September 30, 2008	Restructuring	Contract settlement costs(income)	Tax benefits	Non-GAAP September 30, 2008
Operating profit	$98.5	$2.5	$(6.1)	$-	$94.9
Interest expense, net	10.5	-	-	-	10.5
Income before income taxes and minority interests	88.0	2.5	(6.1)	-	84.4
Income tax expense	20.0	0.9	(2.1)	3.3	22.1
Minority interests	0.5	-	-	-	0.5
Income from consolidated operations	67.5	1.6	(4.0)	(3.3)	61.8
Equity in net income of affiliated companies	0.8	-	-	-	0.8
Income from continuing operations	$68.3	$1.6	$(4.0)	$(3.3)	$62.6

Net income per diluted share:
Continuing operations	$1.98	$0.05	$(0.11)	$(0.09)	$1.83

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2007
(in millions, except per share data)

	As Reported September 30, 2007	Tax Adjustments	Non-GAAP September 30, 2007
Operating profit	$12.9	$8.6	$21.5
Interest expense, net	2.0	-	2.0
Income before income taxes and minority interests	10.9	8.6	19.5
Income tax expense (benefit)	(0.8)	6.3	5.5
Minority interests	0.1	-	0.1
Income from consolidated operations	11.6	2.3	13.9
Equity in net income of affiliated companies	0.6	-	0.6
Income from continuing operations	$12.2	$2.3	$14.5

Net income per diluted share:
Continuing operations	$0.36	$0.06	$0.42

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2007
(in millions, except per share data)

	As Reported September 30, 2007	Tax Adjustments	Non-GAAP September 30, 2007
Operating profit	$87.3	$8.6	$95.9
Interest expense, net	5.9	-	5.9
Income before income taxes and minority interests	81.4	8.6	90.0
Income tax expense	17.4	8.8	26.2
Minority interests	0.3	-	0.3
Income from consolidated operations	63.7	(0.2)	63.5
Equity in net income of affiliated companies	1.5	-	1.5
Income from continuing operations	$65.2	$(0.2)	$65.0

Net income per diluted share:
Continuing operations	$1.86	$-	$1.86
Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  Management uses adjusted operating profit and adjusted diluted EPS to measure the business and compare operating results to prior periods.  Adjusted operating profit and adjusted EPS also are used, together with other measures, to set performance goals for determining payouts under annual and long-term incentive programs.  We believe that investors’ understanding of its performance is enhanced by disclosing these measures.

The items excluded from adjusted operating profit and adjusted diluted EPS are:

2008 Restructuring Charges:  For the nine month period ended September 30, 2008, we have incurred restructuring charges of $2.5 million pre-tax ($1.6 million net of tax) as part of a plan to align the plant capacity and workforce of our Tech Group segment with the current business outlook for the segment and as part of a longer-term strategy of focusing the business on proprietary products.  We now expect to incur up to $1.5 million of additional severance and other costs during the fourth quarter of 2008 and the first half of 2009 as we consolidate our tooling operations into one facility and reduce other production, engineering and administrative operations.

2008 Contract Settlement Costs (Income): In February of 2008, we entered into a termination and continuation agreement with our customer, Nektar Therapeutics, which provided for the full reimbursement of our investment in materials, facilities, equipment, personnel and other costs associated with the shutdown of manufacturing operations connected with the Exubera® inhalation device.  During the third quarter of 2008, we incurred compensation and overhead costs at our production facility totaling $1.8 million pre-tax ($1.1 million after-tax). For the nine month period ended September 30, 2008, our net gain on the contract settlement totaled $6.1 million ($4.0 million after-tax), which included facility maintenance payments and a final settlement payment made to us by Nektar net of costs incurred. We plan to convert the existing assets of the production facility to other operations in our Tech Group segment, and expect to incur additional pre-tax transition and carrying costs of approximately $1.7 million during the remainder of 2008 before this site is ready to commence manufacturing of other products, resulting in a final net gain on the contract settlement of approximately $4.4 million pre-tax.

2008 Tax Benefits: During the third quarter of 2008, we recorded a net tax provision benefit of $2.2 million related to the expiration of tax audit years in certain tax jurisdictions.  During the first quarter of 2008, we completed an agreement with the republic of Singapore which reduces our income tax rate in Singapore for a period of 10 years, retroactively applied to income earned after June 1, 2007.  As a result of this agreement, and an unrelated $0.1 million reversal of reserves for uncertain tax positions, we recorded a $1.1 million tax provision benefit in the first quarter of 2008.

2007 Tax Adjustments: Our three and nine-month results ending September 2007 include a provision for Brazilian social security, excise and other tax compliance issues totaling $8.6 million pre-tax ($6.3 million net of related tax deductions).  Results for the three and nine-month periods ended September 30, 2007 also include $4.0 million and $6.5 million, respectively, of discrete tax benefits.  In the third quarter of 2007, we recognized favorable adjustments to tax expense of $3.2 million resulting from the reversal of a valuation allowance on foreign tax credits and $0.8 million coinciding with the expiration of a tax audit year.  In the second quarter of 2007, we recorded $2.5 million in tax benefits resulting from the revision of certain tax planning strategies and the completion of related documentation supporting research and development credits related to prior year tax returns.

Adjusted operating profit and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, may not be comparable to, and should not be viewed as a substitute for, U.S. GAAP operating income and diluted EPS.  Reconciliations of the non-GAAP financial measures to the most comparable financial results prepared in conformity to GAAP are provided in the materials accompanying this earnings release.

(2)	Reconciliation of 2008 Adjusted Guidance to 2008 Reported Guidance is as follows:

	Full Year 2008 Guidance (3)
	Net Income (in millions)	Diluted Earnings Per Share
Adjusted guidance	$82.0 - $84.0	$2.38 - $2.43
Restructuring, net of tax	(2.0) - (1.7)	(0.06) - (0.04)
Contract settlement gain, net of tax	2.9	0.08
Discrete tax benefits	3.3	0.09
Reported guidance	$86.2 - $88.5	$2.49 - $2.56

(3)	Reflects relative currency valuations, most significantly the Euro, which is reflected in the Company’s estimates for the remainder of the year at $1.40 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Nine Months Ended September 30,
	2008	2007
Depreciation and amortization	$45.4	$42.2
Operating cash flow	$91.0	$69.9
Capital expenditures	$(88.2)	$(69.0)

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of September 30, 2008	As of December 31, 2007	As of September 30, 2007
Cash	$102.5	$108.4	$151.4
Debt	$382.5	$395.1	$393.6
Equity and Minority Interests	$538.0	$490.9	$486.9
Net Debt to Total Invested Capital†	34.2%	36.9%	33.2%
Working Capital	$245.0	$229.4	$274.4

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.   Total Invested Capital is the sum of Net Debt, minority interests and shareholders equity.

Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•
competition from other providers in the Company’s businesses, including customers’  in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining  agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;

•	raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases; and,

•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying the Company for the cost of such claims.

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;

•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with planned upgrades to existing business systems;

•	the effects of a prolonged U.S. and global economic downturn or recession;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•	the timely execution and realization of savings anticipated by the restructuring plan for certain operations and functions of The Tech Group, announced in December 2007;

•
significant losses on investments of pension plan assets relative to expected returns on those assets, will, if sustained through year-end, result in significantly higher pension expense in 2009 and increase the Company’s pension funding obligations; and, other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year 2007 and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.